Background (for previously disclosed details, please reference the 8-K filed with the SEC on October 10, 2024):  On February 3, 2023, LanzaTech Global, Inc. (“LanzaTech”, or the “Company”) entered into a Forward Purchase Agreement (“FPA”) with ACM ARRT H LLC (“ACM”) (a portion was subsequently novated to another party)  The FPA contained a term that allowed the maturity date to be accelerated at ACM’s discretion if, among other factors, certain conditions related to the VWAP price were satisfied (a “VWAP Trigger Event”)  On October 4, 2024, ACM notified LanzaTech of a VWAP Trigger Event, thereby accelerating the maturity date of the FPA. As part of the notice provided to the Company, ACM requested satisfaction of two amounts due upon the maturity under the terms of the FPA, referred to as the “maturity consideration” and the “share consideration” FPA Terms & Execution Steps:  Under the FPA, LanzaTech can settle the maturity consideration payment in cash or shares, at the Company’s option. LanzaTech chose to settle the payment in cash for the following reasons: → To limit future downward pressure on the Company’s stock price in the event ACM sold their LanzaTech position on the open market, and → As of the date of settlement, a settlement in common shares per the terms of the FPA would have valued the shares at a discount to the market price  LanzaTech made two payments to ACM: (1) the maturity consideration of $7.5 million, and (2) the share consideration of approximately $2.5 million  Upon maturity, ACM is required by the FPA to return its approximately 2.9 million common shares to LanzaTech, which are intended to be retired by the Company. As a result, the issued and outstanding shares of the Company are expected to be reduced by approximately 2.9 million, resulting in approximately 194.8 million shares outstanding once the share retirement is complete SUMMARY OF ACM FORWARD PURCHASE AGREEMENT DETAILS